Exhibit 99.1

Kroger Reports Record Third Quarter Results

Adjusted Q3 EPS of $0.69; ID Sales Up 5.6% Without Fuel
Raises FY 2014 Adjusted EPS Guidance to $3.32 to $3.36

CINCINNATI, Ohio, December 4, 2014 — The Kroger Co. (NYSE: KR) today reported identical supermarket sales growth, without fuel, of 5.6% in the third quarter of fiscal year 2014. The company’s net earnings per diluted share, which includes a $0.04 benefit in the third quarter due to certain tax items, was $0.73. Excluding these items, Kroger’s adjusted net earnings were $0.69 per diluted share for the third quarter. In addition to strong core operating results, an increase in fuel margin per gallon contributed to the company’s net earnings per diluted share results in the third quarter.

Other highlights of the quarter include:

•                  Achieved 44th consecutive quarter of positive identical supermarket sales growth, excluding fuel

•                  Exceeded goal to slightly expand FIFO operating margin, without fuel, on a rolling four quarters basis

•                  Continued market share gains

“Our associates continue to execute our Customer 1st strategy, which is building loyalty beyond the weekly ad and showing yet again that focusing on our customers creates value for our shareholders,” said Rodney McMullen, Kroger’s chief executive officer. “Our financial results were driven by strong sales and core business performance, and helped by higher fuel margins in the third quarter.”

Details of Third Quarter 2014 Results

This is the third consecutive quarter that includes Harris Teeter in Kroger’s consolidated statements of operations.  Year-over-year percentage comparisons are affected as a result.

For the third quarter, which ended November 8, 2014, total sales increased 11.2% to $25.0 billion compared to $22.5 billion for the same period last year. Total sales, excluding fuel, increased 13.7% in the third quarter over the same period last year.

Net earnings for the third quarter totaled $362 million, or $0.73 per diluted share. Excluding the benefits of certain tax items mentioned above, Kroger’s adjusted net earnings totaled $345 million, or $0.69 per diluted share, for the third quarter. Net earnings in the same period last year were $299 million, or $0.57 per diluted share. Last year’s third quarter net earnings per diluted share benefited from certain adjustments totaling $0.04 per diluted share. Excluding these adjustments, last year’s third quarter net earnings were $0.53 per diluted share.

Kroger recorded an $85 million LIFO charge during the third quarter compared to a $13 million LIFO charge in the same quarter last year, resulting in an incremental $0.09 per diluted share charge to net earnings in the third quarter compared to the same quarter of last year. The company increased its LIFO estimate for the year to $180 million.

FIFO gross margin was 21.24% of sales for the third quarter. Excluding retail fuel operations, FIFO gross margin decreased 2 basis points from the same period last year.

Operating, general and administrative costs plus rent and depreciation, excluding retail fuel operations and the adjustment items, decreased 21 basis points as a percent of sales compared to the prior year as a result of good expense control and strong sales leverage.

Third quarter FIFO operating profit, excluding fuel and the adjustment items, increased approximately $100 million over the prior year. On a rolling four quarters basis excluding fuel and adjustment items, the company’s FIFO operating margin increased 9 basis points. This exceeds the company’s goal to slightly expand FIFO operating margin, without fuel, on a rolling four quarters basis.

Financial Strategy

Kroger’s long-term financial strategy continues to be to use cash flow from operations to maintain its current investment grade debt rating, repurchase shares, grow its dividend, and fund capital investments.

Kroger remains committed to achieving a 2.00 – 2.20 net total debt to adjusted EBITDA ratio by mid-to-late 2015.  Kroger took on debt to finance the Harris Teeter merger, and has not yet realized a full year of Harris Teeter EBITDA.  As a result, the company’s net total debt to adjusted EBITDA ratio increased to 2.29 as of the close of the third quarter, compared to 1.86 during the same period last year, as described in table 5.

Kroger’s net total debt is $11.5 billion, an increase of $3.4 billion from a year ago, including debt related to the Harris Teeter transaction and Kroger’s share repurchase activity.

Kroger’s strong financial position allowed the company to return more than $1.8 billion to shareholders through share buybacks and dividends over the last four quarters. During the third quarter, Kroger repurchased 600,000 common shares for a total investment of $29 million.

Capital investments, excluding mergers, acquisitions and purchases of leased facilities, totaled $681 million for the third quarter, compared to $641 million for the same period last year.

Fiscal 2014 Guidance

Based on Kroger’s strong third quarter results, the company raised and narrowed its adjusted net earnings per diluted share guidance to a range of $3.32 to $3.36 for fiscal 2014. The previous guidance was $3.22 to $3.28 per diluted share.

For the fourth quarter of fiscal 2014, Kroger expects identical supermarket sales growth, excluding fuel, of 4.0% to 5.0%.

The company expects capital investments excluding mergers, acquisitions and purchases of leased facilities, to be at the low end of the $2.8 to $3.0 billion range for the year, including those for Harris Teeter.

“Kroger continues to deliver consistently remarkable results. We expect to exceed our long-term earnings per share growth rate for fiscal 2014,” Mr. McMullen said. “Our associates shine brightest during the holiday season and we intend to continue our positive momentum through the fourth quarter.”

Fiscal 2015 Initial Guidance

Kroger’s long-term net earnings per diluted share growth rate guidance is 8 – 11%, plus a growing dividend. If fuel margins return to historical levels, the company expects fiscal 2015 results to be closer to the low end of the guidance range, compared to 2014 adjusted results, which exclude certain tax benefits and charges related to the restructuring of certain pension plan agreements.

Kroger, one of the world’s largest retailers, employs more than 375,000 associates who serve customers in 2,631 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 783 convenience stores, 325 fine jewelry stores, 1,293 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures. Kroger does not provide a non-GAAP reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “believe,” “guidance,” “plans,” “committed,” “goal,” “will” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and

“Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve identical sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with the company; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; the company’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to the company’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; the company’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of the company’s future growth plans; and the successful integration of Harris Teeter.  Kroger’s ability to achieve sales and earnings goals may also be affected by the company’s ability to manage the factors identified above.

•                  During the first three quarters of each fiscal year, the company’s LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs.  The fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

•                  Kroger’s ability to use free cash flow to continue to maintain an investment grade debt rating and repurchase shares, pay dividends, and fund capital investments, could be affected by unanticipated increases in net total debt, an inability to generate free cash flow at the levels anticipated, and a failure to generate expected earnings.

•                  The company’s capital investments could differ from its estimate if the company is unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on December 4, 2014 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, December 4 through Thursday, December 18, 2014.

3rd Quarter 2014 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Total Debt to Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings per Diluted Share Excluding Adjustment Items

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2014		2013		2014		2013

SALES	$24,987	100.0%	$22,470	100.0%	$83,258	100.0%	$75,153	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	19,764	79.1	17,866	79.5	65,965	79.2	59,741	79.5
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,954	15.8	3,537	15.7	13,042	15.7	11,638	15.5
RENT	162	0.7	138	0.6	545	0.7	466	0.6
DEPRECIATION AND AMORTIZATION	456	1.8	395	1.8	1,481	1.8	1,301	1.7

OPERATING PROFIT	651	2.6	534	2.4	2,225	2.7	2,007	2.7

INTEREST EXPENSE	114	0.5	108	0.5	373	0.5	336	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	537	2.2	426	1.9	1,852	2.2	1,671	2.2

INCOME TAX EXPENSE	172	0.7	125	0.6	628	0.8	567	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	365	1.5	301	1.3	1,224	1.5	1,104	1.5

NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	3	0.0	2	0.0	14	0.0	7	0.0

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$362	1.5%	$299	1.3%	$1,210	1.5%	$1,097	1.5%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.74		$0.58		$2.44		$2.11

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	486		515		492		515

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.73		$0.57		$2.41		$2.09

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	492		521		498		521

DIVIDENDS DECLARED PER COMMON SHARE	$0.185		$0.165		$0.515		$0.465

Note:	Certain per share amounts and percentages may not sum due to rounding.

Note:	The Company defines FIFO gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $85 and $13 were recorded in the third quarter of 2014 and 2013, respectively. For the year to date period, LIFO charges of $138 and $42 were recorded for 2014 and 2013, respectively.

Note:	Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 8,	November 9,
	2014	2013

ASSETS
Current Assets
Cash	$264	$242
Temporary cash investments	—	102
Store deposits in-transit	942	881
Receivables	1,154	1,044
Inventories	6,130	5,628
Prepaid and other current assets	396	315

Total current assets	8,886	8,212

Property, plant and equipment, net	17,586	15,456
Intangibles, net	766	145
Goodwill	2,295	1,234
Other assets	689	433

Total Assets	$30,222	$25,480

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,801	$1,122
Trade accounts payable	5,400	4,941
Accrued salaries and wages	1,195	1,047
Deferred income taxes	248	288
Other current liabilities	3,036	2,799

Total current liabilities	11,680	10,197

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	9,736	7,148
Adjustment to reflect fair-value interest rate hedges	(1)	—
Long-term debt including obligations under capital leases and financing obligations	9,735	7,148

Deferred income taxes	1,256	812
Pension and postretirement benefit obligations	903	1,207
Other long-term liabilities	1,304	1,126

Total Liabilities	24,878	20,490

Shareowners’ equity	5,344	4,990

Total Liabilities and Shareowners’ Equity	$30,222	$25,480

Total common shares outstanding at end of period	486	513
Total diluted shares year-to-date	498	521

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,224	$1,104
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,481	1,301
LIFO charge	138	42
Stock-based employee compensation	115	78
Expense for Company-sponsored pension plans	30	57
Deferred income taxes	(139)	21
Other	75	62
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	19	74
Receivables	(28)	5
Inventories	(580)	(524)
Prepaid and other current assets	302	262
Trade accounts payable	569	402
Accrued expenses	252	142
Income taxes receivable and payable	(32)	11
Other	43	(120)

Net cash provided by operating activities	3,469	2,917

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,070)	(1,786)
Proceeds from sale of assets	24	15
Payments for acquisitions	(252)	—
Other	—	(47)

Net cash used by investing activities	(2,298)	(1,818)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	552	1,025
Payments on long-term debt	(38)	(431)
Net payments on commercial paper	(355)	(1,220)
Dividends paid	(247)	(233)
Excess tax benefits on stock-based awards	39	24
Proceeds from issuance of capital stock	84	186
Treasury stock purchases	(1,250)	(384)
Net increase (decrease) in book overdrafts	(85)	56
Other	(8)	(16)

Net cash used by financing activities	(1,308)	(993)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	(137)	106

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	401	238
END OF QUARTER	$264	$344

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,070)	$(1,786)
Payments for lease buyouts	43	108
Changes in construction-in-progress payables	(35)	(110)
Total capital investments, excluding lease buyouts	$(2,062)	$(1,788)

Disclosure of cash flow information:
Cash paid during the year for interest	$373	$308
Cash paid during the year for income taxes	$786	$489

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.  These results include Harris Teeter sales for stores that are identical as if they were part of Kroger in the prior year.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2014	2013	2014	2013

INCLUDING FUEL CENTERS	$22,308	$21,303	$74,595	$71,254
EXCLUDING FUEL CENTERS	$18,929	$17,928	$62,753	$59,792

INCLUDING FUEL CENTERS	4.7%	2.5%	4.7%	3.1%
EXCLUDING FUEL CENTERS	5.6%	3.5%	5.0%	3.4%

(a)   Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	November 8,	November 9,
	2014	2013	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,801	$1,122	$679
Face-value of long-term debt including obligations under capital leases and financing obligations	9,736	7,148	2,588
Adjustment to reflect fair-value interest rate hedges	(1)	—	(1)

Total debt	$11,536	$8,270	$3,266

Less: Temporary cash investments	—	102	(102)

Net total debt	$11,536	$8,168	$3,368

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters 52 week basis.  The table below includes three quarters of Harris Teeter’s operations in the rolling four quarters ended November 8, 2014.

	Rolling Four Quarters Ended
	November 8,	November 9,
	2014	2013

Net earnings attributable to The Kroger Co.	$1,632	$1,559
LIFO	148	1
Depreciation and amortization	1,883	1,687
Interest expense	480	448
Income tax expense	812	806
53rd week EBITDA adjustment	—	(99)
Adjustments for pension plan agreements	87	—
Other	6	(3)

Adjusted EBITDA	$5,048	$4,399

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.29	1.86

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share of certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  In 2014, these items include the benefit from certain tax items and charges related to the restructuring of certain pension obligations.  In 2013, these items included the benefit from certain tax items and charges related to the merger with Harris Teeter.

	THIRD QUARTER		YEAR-TO-DATE
	2014	2013	2014	2013

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$362	$299	$1,210	$1,097

BENEFIT FROM CERTAIN TAX ITEMS (a)	(17)	—	(17)	—

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	—	56	—

BENEFIT FROM CERTAIN TAX ITEMS OFFSET BY HARRIS TEETER MERGER CHARGES (a)	—	(23)	—	(14)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEM ABOVE	$345	$276	$1,249	$1,083

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.73	$0.57	$2.41	$2.09

BENEFIT FROM CERTAIN TAX ITEMS (c)	(0.04)	—	(0.04)	—

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (c)	—	—	0.11	—

BENEFIT FROM CERTAIN TAX ITEMS OFFSET BY HARRIS TEETER MERGER CHARGES (c)	—	(0.04)	—	(0.03)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEM ABOVE	$0.69	$0.53	$2.48	$2.06

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	492	521	498	521

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment for the pension plan agreements was $87.

(c)	The amounts presented represent the net earnings per diluted common share effect of each adjustment.